EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                         Country of      Owned
               Company                                 Incorporation       By
               --------                                --------------    -----

1.       Sybron Chemicals Inc.                             USA-DEL.        --

2.       Sybron Chemical Holdings Inc.                     USA-DEL.         1

3.       Sybron Chemicals Korea Ltd.                       KOREA            2

4.       Sybron Chemicals (Japan) Ltd.                     JAPAN            2

5.       Sybron Chemical Industries Nederland B.V.         HOLLAND          2

6.       Sybron Chemicals Canada Ltd.                      CANADA           2

7.       Sybron Quimica S.A. De C.V.                       MEXICO           2

8.       Sybron Chemicals Holdings B.V.                    HOLLAND          5

9.       Sybron Quimica (Iberica) S.A.                     SPAIN            8

10.      Sybron Chemie (Nederland) B.V.                    HOLLAND          8

11.      Sybron Chemie (Deutschland) G.m.b.H.              GERMANY          8

12.      Sybron Chemicals (SA) Proprietary Limited         S. AFRICA        8

13.      Sybron Chemicals Handelsgesellschaft G.m.b.H.     AUSTRIA          8

14.      Sybron Chemicals UK Limited                       UK              10

15.      Sybron Chimica Italia S.p.A.                      ITALY            8

16.      Sybron Chimie France S.A.                         FRANCE           8

17.      Purification Products Company                     USA-DEL.         2

18.      Sybron Chemicals Taiwan Ltd.                      TAIWAN           2